Exhibit 99.1

CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS REPORTS THIRD QUARTER 2019 RESULTS
Company Enters Agreement to Sell Lamons; Increases Share Repurchase Authorization
BLOOMFIELD HILLS, Michigan, November 4, 2019 - TriMas (NASDAQ: TRS) today announced financial results for the quarter ended September 30, 2019.
TriMas Highlights

•	Increased third quarter net sales by 5.8% to $236.8 million, with sales increases in all segments

•	Delivered third quarter diluted EPS of $0.42, while adjusted diluted EPS(1) was $0.44

•	Announced today that the Company entered into an agreement to sell its Lamons business to First Reserve for approximately $135 million

•	Acquired nearly 1.6% of TriMas' total shares outstanding in the nine months ended September 30, 2019

•	Increased the Company’s common stock share repurchase authorization to $150 million
Third Quarter 2019
TriMas reported third quarter net sales of $236.8 million, an increase of 5.8% compared to $223.8 million in third quarter 2018, as organic and acquisition-related sales growth was partially offset by the impact of unfavorable currency exchange. The Company reported operating profit of $28.7 million in third quarter 2019 compared to $29.9 million in third quarter 2018. Adjusting for Special Items(1) primarily related to transaction diligence and integration costs, third quarter 2019 adjusted operating profit was $29.8 million, relatively flat compared to the prior year period as the impact of higher sales was offset by a less favorable sales mix, increased conversion costs and higher freight costs.
The Company reported third quarter 2019 net income of $19.1 million, or $0.42 per diluted share, compared to net income of $22.7 million, or $0.49 per diluted share, in third quarter 2018. Third quarter 2019 adjusted net income(1) was $20.0 million, or $0.44 per diluted share, compared to $22.3 million, or $0.48 per diluted share, in the prior year period. The decline was primarily related to a higher effective tax rate in third quarter 2019 due to the timing of discrete items in each year.
"As we navigate through challenging macroeconomic and end market conditions impacting certain of our product lines, we continue to focus our momentum toward achieving our longer-term growth and capital allocation strategies," said Thomas Amato, TriMas President and Chief Executive Officer. "We achieved sales growth of 5.8% during the quarter due to the continued strength of our aerospace fastener business and recent acquisitions. However, third quarter sales were softer than planned, primarily across the North American industrial and oil and gas extraction end markets which we serve. Accordingly, these lower sales levels, mix, increased freight costs and a higher effective tax rate resulted in third quarter adjusted EPS of $0.44. We will continue to drive performance and manage cost structures under the TriMas Business Model as we move forward."
"Regarding our outlook, we are updating our full-year 2019 adjusted diluted EPS guidance range to $1.75 to $1.80 per share, as a result of anticipated prolonged lower end market demand and less favorable product mix in certain businesses. We continue to focus our attention on the areas we can control and are intently focused on the execution of our plans. Despite the short-term external pressures we are facing, we remain excited about the long-term future of TriMas."
"Today, we are pleased to announce that we have entered into an agreement to divest our Lamons business, as we continue to streamline and focus TriMas on our highest value proposition businesses. We will continue to prioritize investing in our businesses, driving organic innovation and pursuing additional bolt-on acquisition opportunities. In addition, we have increased TriMas' share repurchase authorization to $150 million, enabling us to continue to return capital to our shareholders. We remain committed to allocating capital on a balanced basis, while maintaining a solid balance sheet," Amato concluded.

Financial Position
During third quarter 2019, the Company purchased 196,128 shares of its outstanding common stock for approximately $5.7 million, bringing the nine month total through September 30, 2019 to 723,528 shares, or nearly 1.6% of its outstanding common stock, for $21.1 million. At the end of the third quarter, the Company had $41.8 million remaining under its existing share repurchase authorization. As announced this morning, TriMas' Board of Directors has approved an increase in the Company's share repurchase program authorization, enabling the Company to purchase up to $150 million of its outstanding common stock.
TriMas ended third quarter 2019 with $342.0 million of cash and aggregate availability under its revolving credit facility, $57.9 million of cash on hand and a leverage ratio of 1.5x as defined in the Company's credit agreement. TriMas reported total debt of $294.4 million as of September 30, 2019, compared to $293.3 million as of September 30, 2018. The Company ended the quarter with Net Debt(2) of $236.5 million, an increase of $22.8 million compared to $213.7 million as of September 30, 2018, as a result of the use of cash for share repurchases and acquisitions.
The Company reported net cash provided by operations of $34.8 million for third quarter 2019, compared to $31.5 million in third quarter 2018. The Company reported Free Cash Flow(3) of $25.7 million for third quarter 2019, compared to $27.4 million in third quarter 2018. The Company reaffirmed its full year 2019 Free Cash Flow(3) guidance of greater than 100% of net income. Please see Appendix I for further details.
Third Quarter Segment Results
Packaging (Approximately 43% of TriMas September 30, 2019 LTM sales)
TriMas' Packaging segment, which consists primarily of the Rieke® and Taplast™ brands, develops and manufactures specialty dispensing and closure products for the health, beauty and home care, food and beverage, and industrial markets. Net sales for the third quarter increased 10.7% compared to the year ago period, as a result of incremental sales related to the acquisitions of Taplast and Plastic Srl, and higher sales of health, beauty and home care products. These increases were partially offset by lower sales of food and beverage products and industrial products, primarily due to continuing soft end market demand in North America, and the impact of unfavorable currency exchange. Third quarter operating profit and the related operating margin declined, as the impact of higher sales was offset by a less favorable product sales mix, as well as temporary production inefficiencies and higher freight costs.
Aerospace (Approximately 18% of TriMas September 30, 2019 LTM sales)
TriMas' Aerospace segment, which includes the Monogram Aerospace Fasteners™, Allfast Fastening Systems® and Mac Fasteners™ brands, develops, qualifies and manufactures highly-engineered, precision fasteners to serve the aerospace market. Net sales for the third quarter increased 5.5% compared to the year ago period due to steady demand levels for fastener products and improved production throughput. Third quarter operating profit and the related margin percentage increased primarily due to higher sales levels.
Specialty Products (Approximately 39% of TriMas September 30, 2019 LTM sales)
TriMas' Specialty Products segment, which includes the Norris Cylinder™, Lamons®, Arrow® Engine and Martinic Engineering™ brands, designs, manufactures and distributes highly-engineered steel cylinders, sealing and fastener products, wellhead engines and compression systems, and machined components for use within the industrial, petrochemical, oil and gas exploration and refining, and aerospace markets. Third quarter net sales increased by 0.7% compared to the year ago period, as higher sales levels in the sealing and fastener product lines were substantially offset by lower sales of engines and compressors used in oil and gas upstream applications, industrial high pressure cylinders and machined components. Third quarter operating profit and the related margin percentage decreased as the impact of higher sales levels was more than offset by a less favorable product sales mix, and higher input and freight costs. The Company also announced it signed an agreement to sell the Lamons business for $135 million, with an anticipated closing expected to take place by the end of first quarter 2020.
Outlook
The Company updated its full year 2019 outlook. The Company is now estimating that TriMas’ 2019 organic sales growth will be 1.5% to 2.5% compared to 2018, due to the impact of certain softer end markets and macro challenges. The Company also expects full year 2019 adjusted diluted earnings per share range to be $1.75 to $1.80, from the previous range of $1.85 to $1.95 per share. In addition, the Company continues to expect 2019 Free Cash Flow(3) to be greater than 100% of net income.
TriMas will report Lamons' results of operations as discontinued operations beginning in the fourth quarter of 2019. Excluding the impact of the Lamons business for the full year of 2019, organic sales growth is expected to be up slightly compared to 2018. In addition, by removing the direct impact of Lamons' operating results, TriMas expects its full year 2019 adjusted diluted earnings per share range to be $1.40 to $1.45.
All of the above amounts considered as 2019 guidance are after adjusting for any current or future amounts that may be considered Special Items. The inability to predict the amount and timing of the impacts of these Special Items makes a detailed reconciliation of these forward-looking non-GAAP financial measures impracticable.(4)
Conference Call Information
TriMas will host its third quarter 2019 earnings conference call today, Monday, November 4, 2019, at 10 a.m. ET. The call-in number is (800) 367-2403. Participants should request to be connected to the TriMas third quarter 2019 earnings conference call (Confirmation Code 6138233). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Passcode 6138233) beginning November 4, 2019 at 3 p.m. ET through November 11, 2019 at 3 p.m. ET.
Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to the Company’s business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: the Company's ability to successfully complete the sale of the Lamons business; general economic and currency conditions; material and energy costs; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; competitive factors; future trends; the Company’s ability to realize its business strategies; the Company’s ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; information technology and other cyber-related risks; the performance of subcontractors and suppliers; supply constraints; market demand; intellectual property factors; litigation; government and regulatory actions, including, but not limited to, the impact of tariffs, quotas and surcharges; the Company’s leverage; liabilities imposed by debt instruments; labor disputes; changes to fiscal and tax policies; contingent liabilities relating to acquisition activities; the disruption of operations from catastrophic or extraordinary events, including natural disasters; the potential impact of Brexit; tax considerations relating to the Cequent spin-off; the Company’s future prospects; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Additional information is available at www.trimascorp.com under the “Investors” section.

(1)
Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business. Management believes that presenting these non-GAAP financial measures, adjusted to remove the impact of Special Items, provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP financial measures.

(2)	The Company defines Net Debt as Total Debt less Cash and Cash Equivalents. Please see Appendix I for additional details.

(3)
The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.

(4)
Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

About TriMas
TriMas is a diversified global manufacturer and provider of products for customers in the consumer products, aerospace, industrial, petrochemical, and oil & gas end markets with approximately 4,000 dedicated employees in 16 countries. We provide customers with a wide range of innovative and quality product solutions through our market-leading businesses, which operate in three segments: Packaging, Aerospace and Specialty Products. The TriMas family of businesses has strong brand names in the markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimascorp.com.

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	September 30, 2019	December 31, 2018
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$57,940	$108,150
Receivables, net	152,220	123,110
Inventories	176,300	173,120
Prepaid expenses and other current assets	8,150	7,430
Total current assets	394,610	411,810
Property and equipment, net	226,640	187,800
Operating lease right-of-use assets	36,750	—
Goodwill	332,670	316,650
Other intangibles, net	171,380	174,530
Deferred income taxes	1,100	1,080
Other assets	22,060	8,650
Total assets	$1,185,210	$1,100,520
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$30	$—
Accounts payable	80,180	93,430
Accrued liabilities	46,560	48,300
Operating lease liabilities, current portion	8,500	—
Total current liabilities	135,270	141,730
Long-term debt, net	294,410	293,560
Operating lease liabilities	28,640	—
Deferred income taxes	21,700	5,560
Other long-term liabilities	43,130	39,220
Total liabilities	523,150	480,070
Total shareholders' equity	662,060	620,450
Total liabilities and shareholders' equity	$1,185,210	$1,100,520

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Net sales	$236,830	$223,780	$697,490	$665,790
Cost of sales	(175,590)	(162,060)	(511,080)	(478,910)
Gross profit	61,240	61,720	186,410	186,880
Selling, general and administrative expenses	(32,550)	(31,840)	(100,760)	(90,270)
Operating profit	28,690	29,880	85,650	96,610
Other expense, net:
Interest expense	(3,520)	(3,480)	(10,450)	(10,660)
Other income (expense), net	610	410	1,280	(2,330)
Other expense, net	(2,910)	(3,070)	(9,170)	(12,990)
Income before income tax expense	25,780	26,810	76,480	83,620
Income tax expense	(6,670)	(4,140)	(16,260)	(17,030)
Net income	$19,110	$22,670	$60,220	$66,590
Basic earnings per share:
Net income per share	$0.42	$0.49	$1.33	$1.45
Weighted average common shares—basic	45,175,244	45,850,288	45,448,711	45,850,187
Diluted earnings per share:
Net income per share	$0.42	$0.49	$1.32	$1.44
Weighted average common shares—diluted	45,415,767	46,166,558	45,745,421	46,198,884

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Nine months ended September 30,
	2019	2018
Cash Flows from Operating Activities:
Net income	$60,220	$66,590
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition impact:
Loss on dispositions of assets	70	70
Depreciation	19,950	18,630
Amortization of intangible assets	14,920	14,600
Amortization of debt issue costs	850	1,020
Deferred income taxes	5,620	9,290
Non-cash compensation expense	4,130	4,400
Increase in receivables	(14,510)	(20,060)
(Increase) decrease in inventories	2,330	(10,750)
(Increase) decrease in prepaid expenses and other assets	(3,710)	7,180
Decrease in accounts payable and accrued liabilities	(25,920)	(6,740)
Other operating activities	150	(1,140)
Net cash provided by operating activities, net of acquisition impact	64,100	83,090
Cash Flows from Investing Activities:
Capital expenditures	(23,370)	(15,890)
Acquisition of businesses, net of cash acquired	(67,090)	—
Net proceeds from disposition of property and equipment	30	250
Net cash used for investing activities	(90,430)	(15,640)
Cash Flows from Financing Activities:
Proceeds from borrowings on revolving credit facilities	145,540	59,060
Repayments of borrowings on revolving credit facilities	(145,090)	(68,490)
Shares surrendered upon exercise and vesting of equity awards to cover taxes	(3,240)	(2,380)
Payments to purchase common stock	(21,090)	(3,590)
Net cash used for financing activities	(23,880)	(15,400)
Cash and Cash Equivalents:
Increase (decrease) for the period	(50,210)	52,050
At beginning of period	108,150	27,580
At end of period	$57,940	$79,630
Supplemental disclosure of cash flow information:
Cash paid for interest	$6,570	$7,840
Cash paid for taxes	$18,810	$5,020

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Packaging
Net sales	$105,480	$95,250	$298,310	$278,540
Operating profit	$19,740	$22,060	$60,020	$64,450
Special Items to consider in evaluating operating profit:
Purchase accounting costs	—	—	1,280	—
Business restructuring and severance costs	360	—	360	—
Adjusted operating profit	$20,100	$22,060	$61,660	$64,450

Aerospace
Net sales	$43,140	$40,890	$123,710	$117,780
Operating profit	$8,230	$7,680	$20,980	$18,720
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	—	—	440	—
Adjusted operating profit	$8,230	$7,680	$21,420	$18,720

Specialty Products
Net sales	$88,210	$87,640	$275,470	$269,470
Operating profit	$8,400	$8,330	$29,430	$28,570
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	—	270	—	1,880
Adjusted operating profit	$8,400	$8,600	$29,430	$30,450

Corporate Expenses
Operating loss	$(7,680)	$(8,190)	$(24,780)	$(15,130)
Special Items to consider in evaluating operating loss:
M&A diligence and transaction costs	700	—	2,520	—
Reversal of legacy related party liability	—	—	—	(8,150)
Adjusted operating loss	$(6,980)	$(8,190)	$(22,260)	$(23,280)

Total Company
Net sales	$236,830	$223,780	$697,490	$665,790
Operating profit	$28,690	$29,880	$85,650	$96,610
Total Special Items to consider in evaluating operating profit	1,060	270	4,600	(6,270)
Adjusted operating profit	$29,750	$30,150	$90,250	$90,340

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Net Income, as reported	$19,110	$22,670	$60,220	$66,590
Special Items to consider in evaluating quality of net income:
M&A diligence and transaction costs	700	—	2,520	—
Purchase accounting costs	—	—	1,280	—
Business restructuring and severance costs	360	710	800	2,580
Reversal of legacy related party liability	—	—	—	(8,150)
Defined benefit pension plan settlement charge	—	—	—	2,500
Tax reform adjustments(1)	—	(1,100)	—	(1,100)
Income tax effect of Special Items(2)	(200)	(10)	(860)	1,030
Adjusted net income	$19,970	$22,270	$63,960	$63,450

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Diluted earnings per share, as reported	$0.42	$0.49	$1.32	$1.44
Special Items to consider in evaluating quality of EPS:
M&A diligence and transaction costs	0.01	—	0.05	—
Purchase accounting costs	—	—	0.03	—
Business restructuring and severance costs	0.01	0.01	0.02	0.06
Reversal of legacy related party liability	—	—	—	(0.18)
Defined benefit pension plan settlement charge	—	—	—	0.05
Tax reform adjustments(1)	—	(0.02)	—	(0.02)
Income tax effect of Special Items(2)	—	—	(0.02)	0.02
Adjusted diluted EPS	$0.44	$0.48	$1.40	$1.37
Weighted-average shares outstanding	45,415,767	46,166,558	45,745,421	46,198,884
(1) Additional tax regulations were issued in the three months ended September 30, 2018 related to the Tax Cuts and Jobs Act of 2017, which resulted in a one-time net tax benefit of approximately $1.1 million.
(2) Income tax effect of Special Items is calculated on an item-by-item basis, utilizing the tax rate in the jurisdiction where the Special Item occurred. For the three and nine month periods ended September 30, 2019, the income tax effect of Special Items varied from the tax rate inherent in the Company's reported GAAP results, primarily as a result of certain discrete items that occurred during the period for GAAP reporting purposes. For the three and nine month periods ended September 30, 2018, the income tax effect of Special Items varied from the tax rate inherent in the Company's reported GAAP results, primarily as a result of certain of the Special Items being incurred in jurisdictions where no tax benefit could be recorded due to valuation allowance assessments.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended September 30,
	2019			2018
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$34,820	$1,920	$36,740	$31,470	$470	$31,940
Less: Capital expenditures	(11,060)	—	(11,060)	(4,570)	—	(4,570)
Free Cash Flow	23,760	1,920	25,680	26,900	470	27,370
Net Income	19,110	860	19,970	22,670	(400)	22,270
Free Cash Flow as a percentage of net income	124%		129%	119%		123%

	Nine months ended September 30,
	2019			2018
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$64,100	$4,130	$68,230	83,090	$3,450	$86,540
Less: Capital expenditures	(23,370)	—	(23,370)	(15,890)	—	(15,890)
Free Cash Flow	40,730	4,130	44,860	67,200	3,450	70,650
Net Income	60,220	3,740	63,960	66,590	(3,140)	63,450
Free Cash Flow as a percentage of net income	68%		70%	101%		111%

	September 30, 2019	December 31, 2018	September 30, 2018
Current maturities, long-term debt	$30	$—	$—
Long-term debt, net	294,410	293,560	293,290
Total Debt	294,440	293,560	293,290
Less: Cash and cash equivalents	57,940	108,150	79,630
Net Debt	$236,500	$185,410	$213,660